Exhibit 23.1

Consent of Independent Accountants

        We hereby consent to the use in this Registration Statement of Forms F-4 and S-4 of Cascades Inc. of our report dated February 24, 2005 relating to the consolidated financial statements of Cascades Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Montreal, Canada

April 15, 2005